Exhibit 23.1

Consent of Independent Auditors

January 25, 2005

We hereby consent to the use of our auditors’ reports dated December 8, 2004 relating to the financial statements of Electronic Defense Technology, LLC for the years ended December 31, 2002 and 2003 as an exhibit in the S-1 filing of Stinger Systems, Inc.

Jaspers + Hall, PC
Denver, CO